EXHIBIT 99.1

News

For Immediate Release	Contact:
September 6, 2016	Rick Honey
(212) 878-1831

Minerals Technologies Announces the Death of Joseph C. Muscari,
Chairman and Chief Executive Officer
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Board of Directors Elects Duane R. Dunham as Chairman of the Board;
 Douglas T. Dietrich and Thomas J. Meek Named Interim Co-Chief Executive Officers
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NEW YORK, September 6, 2016—Minerals Technologies Inc., (NYSE: MTX) sadly announced today that Joseph C. Muscari, Chairman and Chief Executive Officer, died unexpectedly on September 3, 2016. He was 69.

The Board of Directors has elected Duane R. Dunham, a Director of the company, to succeed Mr. Muscari as Chairman of the Board. The Board also named Douglas T. Dietrich, 47, and Thomas J. Meek, 59, Interim Co-Chief Executive Officers. In the coming weeks, the Board will initiate a search for a permanent Chief Executive Officer.

“On behalf of the MTI Board of Directors and employees, it is with deep sorrow that we announce the unexpected passing of Joe Muscari,” said Mr. Dunham. “Joe touched all who knew him through his integrity, intelligence, drive toward excellence and his rare ability to inspire others to perform beyond their own expectations. We mourn his passing and offer our sincerest sympathies to his family.”

Mr. Dunham, retired President and Chief Executive Officer of Bethlehem Steel Corporation, has been a member of the Minerals Technologies Board of Directors since 2002.

Mr. Dietrich is Senior Vice President, Finance and Treasury, and Chief Financial Officer. Mr. Meek is Senior Vice President, General Counsel, Human Resources, Corporate Secretary and Chief Compliance Officer.

Mr. Muscari joined Minerals Technologies as Chairman and Chief Executive Officer in March of 2007 after 37 years with Alcoa Inc., where he served in numerous senior management positions including Executive Vice President and Chief Financial Officer. He was also a Director of Aluminum Corporation of China Limited from 2002 to 2007; a Director of Dana Holding Corporation from May 2010, and non-Executive Chairman since 2012;  a Director of EnerSys since June 2008; and a Director of Minerals Technologies Inc. since January 2005.

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, environmental, energy, polymer and consumer products industries. The company reported sales of $1.798 billion in 2015.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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Contact:
Rick B. Honey
(212) 878-1831

Paul J. Donnelly
(212) 878-1840